Exhibit 99.
MORGAN GUARANTY TRUST COMPANY OF NEW YORK

        Morgan Guaranty Trust Company of New York (herein, "Morgan Guaranty") is a wholly owned subsidiary and the principal asset of J.P. Morgan & Co. Incorporated ("J.P. Morgan"), a Delaware corporation whose principal office is located in New York, New York. Morgan Guaranty is a commercial bank offering a wide range of banking services to its customers both domestically and internationally. Its business is subject to examination and regulation by Federal and New York State banking authorities. Morgan Guaranty currently has a long-term credit rating of "AA" from S&P and "Aa3" from Moody's.

	The following table (on the next page) sets forth certain summarized financial information of Morgan Guaranty as of the dates and for the periods indicated. The information presented is in accordance with generally accepted accounting principles, except for the Income statement data for the twelve months ended December 31, 1999, 1998, 1997, 1996 and 1995. Such data was prepared on a regulatory basis and substantially complies with generally accepted accounting principles.


                                                          December 31,
(Dollars in millions)              1999           1998         1997           1996           1995
Balance Sheet Data(1)
Trading Account Assets            $  84,786     $  90,770     $  89,345     $  72,899      $  55,373
Total Loans                       $  26,352     $  25,346     $  31,396     $  27,943      $  23,319
Total Assets                      $ 167,666     $ 175,246     $ 196,418     $ 164,813      $ 135,713

Total Deposits                    $  47,716     $  56,221     $  60,743     $  53,074      $  47,074
Total Liabilities                 $ 157,071     $ 164,768     $ 185,985     $ 154,922      $ 126,728



Allowance for Credit Losses       $     405     $     595     $     730     $   1,115      $   1,129

Stockholder's Equity              $  10,595     $  10,478     $  10,433     $   9,891      $   8,985



                                                     Year Ended December 31,
(Dollars in millions)              1999           1998         1997         1996           1995
Income Statement Data(1)

Net Interest Revenue              $       -     $       -     $   1,550     $   1,807      $  2,139
Provision for Credit Losses       $    (175)    $     100     $      (8)    $      (1)     $    (10)

Net Interest Revenue After
   Provision for Credit Losses    $    1,817    $  1,279      $   1,558     $   1,808      $  2,149

Non-Interest Revenue              $    4,673    $  3,552      $   3,721     $   3,110      $  2,312
Operating Expenses                $    3,952    $  4,154      $   3,728     $   3,121      $  2,886

Income before Income Taxes,
   Extraordinary Items, and
   Cumulative Effect of Change
   in Accounting Method           $   2,538     $    677      $   1,551     $   1,797      $  1,575

Income Taxes                      $      950    $    296      $     554     $     599      $    569

Income before Extraordinary
   Items and Cumulative Effect of
   Change in Accounting Method    $   1,588     $    381      $   997       $   1,198      $  1,006

Extraordinary Items and
   Cumulative Effect of Change
   in Accounting Method           $       -     $      -      $     -       $       -      $      -

Net Income                        $   1,588     $    381      $   997       $   1,198      $  1,006

______________________
1 Prior period balances were restated to reflect the merger of J.P. Morgan Delaware with Morgan Guaranty Trust Company of New York effective June 1996.
2  Prepared on a regulatory basis.

        The consolidated statement of condition of Morgan Guaranty as of December 31, 1999, is set forth on page 63 of Exhibit 13 to Form 10-K dated March 8, 2000, as filed by J.P. Morgan with the Securities and Exchange Commission. Morgan Guaranty will provide without charge to each person to whom this 10-K is delivered, on the request of any such person, a copy of the Form 10-K referred to above and a copy of the most recent quarterly Consolidated Reports of Condition and Income of Morgan Guaranty filed with the Board of Governors of the Federal Reserve System, with exhibits omitted. Written requests should be directed to: Morgan Guaranty Trust Company of New York, 60 Wall Street, New York, New York 10260-0060,
Attention:  Office of the Secretary.  Telephone requests may be directed to
(212) 648-3380.

	The information set forth above relates to and has been obtained from Morgan Guaranty Trust Company of New York. The delivery of this 10-K shall not create any implication that there has been no change in the affairs of Morgan Guaranty Trust Company of New York since the date hereof, of that the information contained herein or referred to above is correct as of any time subsequent to its date.

	Pursuant to the requirements of Section 13 or 15(d) of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia on the 28th day of March, 2000.


	RURAL ELECTRIC COOPERATIVE GRANTOR TRUST (KEPCO) 1997

        By:     NATIONAL RURAL UTILITIES COOPERATIVE
                FINANCE CORPORATION as Servicer

                By:    /s/  Sheldon C. Petersen
                       Governor and Chief Executive Officer